UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 7, 2021
Date of Report (date of earliest event reported)

Phillips 66
(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(281) 293-6600
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On October 7, 2021, Phillips 66 (the "Company") sent an email to certain interested parties, including investors, notifying them of the website posting of information regarding the Company's response to a shareholder proposal that received majority support at the Company's 2021 Annual Meeting. The full text of the email is below:

"At Phillips 66’s Annual Meeting in May 2021, shareholders voted in favor of a proposal requesting a report on climate lobbying activities. Today, we are pleased to announce that we have published the Lobbying Activities Report that we believe implements the request contained in the shareholder proposal. You can find the report under the "Awareness & Education" section on www.phillips66.com/sustainability/supplemental.

We are committed to being part of the solution to help the world address climate change. We also are committed to being responsive and transparent to our shareholders. Last week, we published meaningful and achievable GHG emissions reduction targets, along with our plans on how we expect to achieve those targets. This information also can be found on our website at www.phillips66.com/newsroom/emissions-reduction-targets.

We hope that you find this new report useful and informative.

Thank you for your continued interest in Phillips 66."

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Dated: October 7, 2021	By:	/s/ Paula A. Johnson
Paula A. Johnson Executive Vice President